UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2017

CORINDUS VASCULAR ROBOTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37406	EIN 30-0687898
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

309 Waverley Oaks Road, Suite 105

Waltham, MA 02452

United States

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (508) 653-3335

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

 On February 28, 2017, Corindus Vascular Robotics, Inc. (the “Company”) entered into a securities purchase agreement for a private placement (the “Purchase Agreement”) with a select group of existing and new investors (the “Investors”). The private placement consists of the sale of 67,941,346 shares (the “Shares”) of the Company’s common stock (the “Common Stock”), at a price of $0.6616 per share, which was the closing price of the Common Stock on the NYSE MKT immediately before entering in the Purchase Agreement (the “Financing”), for gross proceeds of approximately $45 million, before deducting offering expenses. The closing of the Financing is expected to take place on or about March15, 2017, subject to customary closing conditions.

In connection with the Financing, the Company also agreed to enter into a registration rights agreement (the “Registration Rights Agreement”) with the Investors, to be effective as of the closing of the Financing, requiring the Company to register the resale of the Shares. Under the Registration Rights Agreement, the Company will be required to prepare and file a registration statement with the Securities and Exchange Commission within 45 days of the closing of the Financing, and to use commercially reasonable efforts to have the registration statement declared effective within 90 days if there is no review by the Securities and Exchange Commission, and within 120 days in the event of such review.

The Shares were offered and will be issued and sold in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), set forth under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act, relating to sales by an issuer not involving any public offering and in reliance on similar exemptions under applicable state laws. Each Investor represented that it is an accredited investor and that it is acquiring the Shares for investment purposes only and not with a view to any resale, distribution or other disposition of such securities in violation of the United States federal securities laws. Neither this Current Report on Form 8-K, nor the exhibits attached hereto is an offer to sell or the solicitation of an offer to buy the securities described herein.

The Company expects to use the proceeds of the Financing for general corporate purposes, including the global commercialization of the recently FDA-cleared next-generation CorPath® GRX System.

The above description of the material terms of the offering is qualified in its entirety by reference to the Securities Purchase Agreement attached hereto as Exhibit 10.1.

Item 3.02.	Unregistered Sales of Equity Securities.

The information called for by this Item 3.02 is contained in Item 1.01, which is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On February 24, 2017, the Board accepted the resignations of David R. White, Michael Y. Mashaal, and Hillel Bachrach from the Board, with the resignations of Mr. White and Mr. Mashaal to be effective upon the Company entering into the Purchase Agreement and the resignation of Mr. Bachrach to be effective on February 27, 2017. Prior to his resignation, David R. White served as the chair of the Company’s Audit Committee and as a member of the Company’s Nominating and Governance Committee. Prior to his resignation, Hillel Bachrach served as a member of the Company’s Compensation Committee.

On February 24, 2017, in connection with the Financing, the Board appointed Louis Cannon, MD, FACC, FACP, FACA, FCCP to serve, effective as of the closing of the Financing, as a Class I director of the Company until such time as he will stand for election at the Company’s 2017 annual meeting of stockholders. Dr. Cannon is the founder and Managing Director of BioStar Ventures III, LLC, the general partner of BioStar Ventures III L.P., an Investor in the Financing. Dr. Cannon will also serve as a member of the Board’s Audit Committee, Compensation Committee and Nominating and Governance Committee.

As with its other directors, the Company intends to enter into its standard form of indemnification agreement with Dr. Cannon, which, among other things, provides for indemnification to the fullest extent permitted by the laws of the State of Delaware, advancement of legal fees and expenses in connection with legal proceedings, certain procedures for determining whether he is entitled to indemnification and dispute resolution procedures.

Dr. Cannon will also participate in the Company’s non-employee director compensation policy, as filed with the Company’s Form 10-Q filed November 9, 2016. Dr. Cannon will also be entitled to reimbursement for certain customary business expenses in connection with attending board meetings.

There are no transactions to which the Company is a party and in which Dr. Cannon has a material interest that is required to be disclosed under Item 404(a) of Regulation S-K. Dr. Cannon has not previously held any positions with the Company and has no family relationships with any directors or executive officers of the Company.

Item 9.01.

Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit Number	Description

10.1	Securities Purchase Agreement, dated February 28, 2017, by and among the Company and the Investors named therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 1, 2017	CORINDUS VASCULAR ROBOTICS, INC.

	By:	/s/ David W. Long
	Name:	David W. Long
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Securities Purchase Agreement, dated February 28, 2017, by and among the Company and the Investors named therein.